UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant    [X]

Filed by a Party other than the Registrant    [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))

[X]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MEREDITH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	No fee required

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
November 8, 2006

        NOTICE IS HEREBY GIVEN that the Annual Meeting of holders of common stock and class B common stock of Meredith Corporation (hereinafter called the “Company”) will be held at the Company’s principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023, on Wednesday, November 8, 2006, at 10:00 A.M., local time, for the following purposes:

(1)	To elect four Class II directors for terms expiring in 2009.
(2)	To transact such other business as may properly come before the meeting or any adjournment thereof.

        By resolution of the Board of Directors, only holders of record of the Company’s common stock and class B common stock at the close of business on September 8, 2006, are entitled to notice of and to vote at the meeting or at any adjournment thereof.

By Order of the Board of Directors,

     JOHN S. ZIESER
Vice President–Corporate Development,
General Counsel and Secretary

Des Moines, Iowa
September 27, 2006

PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR, IF YOU PREFER, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD FOR VOTING BY TELEPHONE OR VIA THE INTERNET. YOU MAY ACCESS THE COMPANY’S WEB SITE AT WWW.MEREDITH.COM TO VIEW THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ONLINE. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION IS APPRECIATED.

PROXY STATEMENT
Annual Meeting of Shareholders
November 8, 2006

INTRODUCTION

        This Proxy Statement, along with the Company’s Annual Report to Shareholders, is being sent to shareholders on or about September 27, 2006, in connection with the solicitation of proxies by the Board of Directors of Meredith Corporation (the “Company”). The proxies are to be used in voting at the Annual Meeting of holders of common stock and class B common stock of the Company to be held at the Company’s principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023, on Wednesday, November 8, 2006, at 10:00 A.M., local time, and at any adjournment thereof.

        You can vote either in person at the Annual Meeting or by proxy without attending the meeting. We urge you to vote by proxy even if you plan to attend the meeting so we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the Annual Meeting in person, you may vote at the meeting and your earlier proxy will not be counted.

        YOU MAY VOTE BY SIGNING AND COMPLETING THE ENCLOSED PROXY CARD(S) AND RETURNING IT (THEM) IN THE ENCLOSED ENVELOPE.

        Instead of submitting your vote by mail using the enclosed proxy card, you may be able to vote on the Internet or by telephone. Please note that there are separate Internet and telephone voting arrangements depending on whether you hold your shares:

•	as the registered shareholder, also known as the “shareholder” or “holder” of record (that is, if you own shares directly in your own name and they are either kept at our transfer agent or are in your possession); or
•	as the “beneficial owner,” also known as holding the shares in “street name” (that is, if your shares are held for you by your bank, broker, or other holder of record).

        If you are the registered shareholder, you may vote by telephone or via the Internet by following the instructions on your proxy card.

        If you are a beneficial owner, please refer to the information forwarded by your bank, broker, or other holder of record to see which options are available to you. Most brokers and banks offer voting by telephone and via the Internet, as well as by mail.

        If you vote via the Internet, you may incur costs such as usage charges from Internet access providers and telephone companies. You will be responsible for these costs.

        All proxies, if properly voted and received in time for voting, will be voted in accordance with the directions of the shareholders. If no instructions are specified in a proxy, the proxy will be voted by the proxy holders FOR the election as directors of the nominees hereinafter named and, in their discretion, upon such matters not presently known or determined that may properly come before the meeting.

        YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

        The giving of a proxy does not preclude the right to vote in person or by means of a subsequent proxy, should the person giving the proxy so desire. Any proxy may be revoked by giving notice to the Company in writing prior to the meeting or in the open meeting, but such revocation shall not affect any vote previously taken.

        The expense of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling, and mailing the notice, proxy, and Proxy Statement and the reasonable costs of brokers, nominees, and fiduciaries in supplying proxies to beneficial owners, will be paid by the Company. The solicitation will be made by use of the mail, through brokers and banking institutions, and by directors, officers, or regular employees of the Company. In addition to solicitation by use of the mail, certain directors, officers, or regular employees of the Company without compensation may solicit proxies by telephone, telegraph, Internet, telecopy, or personal contact.

SHARES ENTITLED TO VOTE

        Each holder of record of common stock at the close of business on September 8, 2006, is entitled to one vote per share so held on all matters to come before the meeting. At the close of business on September 8, 2006, there were outstanding and entitled to vote at the Annual Meeting, 38,586,376 shares of common stock of the Company. Each holder of record of class B common stock at the close of business on September 8, 2006, is entitled to ten votes per share so held on all matters to come before the meeting. At the close of business on September 8, 2006, there were outstanding and entitled to vote at the Annual Meeting, 9,400,159 shares of class B common stock of the Company, for a total of 132,587,966 votes.

        The presence, in person or by proxy, of the holders of a majority of shares entitled to vote at the Annual Meeting constitutes a quorum. A holder of shares will be considered part of the quorum if the shareholder has returned a signed and dated proxy card, has registered his or her vote by electronic means, or is present at the Annual Meeting. Abstentions and broker non-votes are counted as “shares present” at the meeting for purposes of determining if a quorum exists. A broker non-vote occurs when a broker submits a proxy that does not indicate a vote as to a proposal because he or she does not have voting authority and has not received voting instructions from the shareholder.

Agenda Items

        (1)  Election of Directors.   Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. Abstentions and broker non-votes have no effect on determinations of plurality, except to the extent that they affect the total votes received by any particular candidate. A properly executed proxy marked “withheld” with respect to the election of one or more directors will not be voted for the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.

        (2)  Other Matters.   Unless otherwise required by law, the affirmative vote of a majority of the voting power represented at the Annual Meeting and entitled to vote is required for other matters that may properly come before the meeting.

        For matters requiring majority approval, abstentions have the effect of negative votes, meaning that abstentions will be counted in the denominator, but not the numerator, in determining whether a matter has received sufficient votes to be approved. Broker non-votes are not treated as shares entitled to vote on matters requiring majority approval and are excluded from the calculation.

        If an individual has signed a proxy card but failed to indicate a vote “for,” “against,” or “withhold authority,” such proxy will be voted FOR the election as directors of the nominees therein named and, in their discretion, upon such matters not presently known or determined that may properly come before the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        Under regulations of the Securities and Exchange Commission (the “SEC”), persons who have power to vote or to dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. Because the voting or dispositive power of certain stock listed in the following table is shared, in some cases the same securities are listed opposite more than one name in the table. The total number of the Company’s shares as listed in the table (excluding stock options that are presently exercisable or will become exercisable prior to October 30, 2006), after elimination of such duplication is 14,754,230 shares of common stock (approximately 38% of the outstanding common stock) and 8,638,428 shares of class B common stock (approximately 92% of the outstanding class B common stock).

        Set forth below is information as of August 31, 2006, concerning security ownership by each person who is known to management to be the beneficial owner of more than 5% of any class of the Company’s voting securities, and security ownership by management.

	Common Stock Owned			Class B Common Stock Owned (1)

Name	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class (2)	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class

(a) Beneficial owners of more than 5%
Katherine C. Meredith (3) (4) (5) c/o Marilyn Dillivan 1716 Locust Street Des Moines, IA 50309-3023	1,031,200	92,412	13%	4,471,144	92,412	48%
E. T. Meredith IV (4) (5) c/o Marilyn Dillivan 1716 Locust Street Des Moines, IA 50309-3023	—	92,412	6%	1,546,545	692,412	23%
D. Mell Meredith Frazier, Director (4) (5) (6) (13) 1716 Locust Street Des Moines, IA 50309-3023	8,182	92,412	5%	1,467,866	692,412	23%
Anna K. Meredith Endowment Trust (7) 665 Locust Street Des Moines, IA 50304	—	—	2%	—	600,000	6%
Select Equity Group, Inc.; Select Offshore Advisors, LLC; and George S. Loening (8) 380 Lafayette Street, 6th Floor New York, NY 10003	5,202,532	—	13%	—	—	—
Barclays Global Investors NA (9) 45 Fremont St. San Francisco, CA 94105	2,989,829	—	8%	—	—	—
T. Rowe Price Associates, Inc. (10) 100 E. Pratt Street Baltimore, MD 21202	2,731,044	—	7%	—	—	—
Eminence Capital, LLC; Eminence GP, LLC; and Ricky C. Sandler (11) 65 East 55th Street, 25th Floor New York, NY 10022	—	2,045,700	5%	—	—	—

	Common Stock Owned			Class B Common Stock Owned (1)

Name	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class (2)	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class

(b) Directors, not listed above, including nominees and named executive officers
Herbert M. Baum, Director (12) (13)	68,000	—	*	—	—	—
Mary Sue Coleman, Director (12) (13)	40,838	—	*	—	—	—
James R. Craigie, Nominee	—	—	—	—	—	—
John H. Griffin, Jr., President-Publishing Group (6) (15) (16) (17)	46,139	—	*	—	—	—
Frederick B. Henry, Director (4) (12) (13)	41,538	124,208	2%	—	457,661	**
Joel W. Johnson, Director (12) (13)	57,710	—	*	—	—	—
Paul A. Karpowicz, President- Broadcasting Group (16) (17)	21,533	5,876	*	—	—	—
William T. Kerr, Director, Chairman of the Board (4) (5) (6) (12) (14)	1,205,498	48,417	3%	—	—	—
Stephen M. Lacy, Director, President and Chief Executive Officer (5) (6) (15) (16)	431,768	2,600	1%	—	—	—
Robert E. Lee, Director (12) (13)	55,171	—	*	2,800	—	*
David J. Londoner, Director (5) (13)	47,566	5,000	*	—	—	—
Philip A. Marineau, Director (12) (13)	42,982	—	*	—	—	—
Charles D. Peebler, Jr., Director (12) (13)	16,552	—	*	—	—	—
Nicholas L. Reding, Director (12) (13)	81,711	—	*	—	—	—
John S. Zieser, Vice President-Corporate Development, General Counsel & Secretary (5) (6) (15) (16) (17)	195,931	1,856	*	—	—	—
(c) All directors and executive officers as a group (4) (5) (6) (12) (13) (14) (15) (16) (17) (18) [17 persons]	2,536,956	280,369	11%	1,470,666	1,150,073	28%

*	Less than 1%
**	4.7%
(1)	Class B common stock is not transferable except to members of the family of the holder and certain other related entities. Class B common stock, however, is convertible share for share at any time into fully transferable common stock without the payment of any consideration.
(2)	Shares listed in the table under “Common Stock Owned” do not include shares of common stock deemed to be owned by the shareholder as a result of the shareholder’s ownership of class B common stock which is convertible share for share into common stock. However, the calculation of “% of Class” includes such shares deemed to be owned. If such shares were not included in the calculations, the common stock ownership percentages would be: Ms. Katherine C. Meredith, 3%; Mr. E. T. Meredith IV, less than 1%; Ms. D. Mell Meredith Frazier, less than 1%; the Anna K. Meredith Endowment Trust, 0%; Mr. Frederick B. Henry, less than 1%; the other individuals’ ownership percentages would be unchanged; and the ownership percentage in (c) All directors and executive officers as a group would be 4%.
(3)	Includes 1,000,000 shares of common stock held in the Meredith Investments, Limited Partnership (“MILP”). MILP has entered into a prepaid variable equity forward contract relating to an aggregate of 1,000,000 shares of common stock, with a maturity date of July 7, 2008, at which time MILP will be required to deliver up to 1,000,000 shares under the contract terms. MILP has pledged 1,000,000 shares of common stock to secure its obligations under this contract.
(4)	Includes shares owned by various trusts. The inclusion of these shares is not to be taken as an admission by the named shareholder of beneficial ownership of these shares for any other purpose.
(5)	Includes shares beneficially owned by spouses and relatives living in the same home with the named individuals and/or shares owned by family partnerships.
(6)	Includes shares held by Principal Life Insurance Company, as trustee under the Meredith Savings and Investment Plan for the benefit of certain participants, which shares are voted by the trustee at the direction of the individual plan participants.

(7)	This is a charitable trust. Bankers Trust Company, Trustee, has sole voting power; while the Endowment Board, composed of Bankers Trust Company; D. Mell Meredith Frazier; E. T. Meredith IV; Quentin G. Heisler, Jr.; and John D. Bloodgood, has dispositive power over the shares, acting by majority vote.
(8)	Information as of February 10, 2006, based on Schedule 13G/A filed with the SEC.
(9)	Information as of December 31, 2005, based on Schedule 13G filed with the SEC.
(10)	Information as of December 31, 2005, based on Schedule 13G/A filed with the SEC.
(11)	Information as of September 1, 2006, based on Schedule 13G filed with the SEC.
(12)	Includes stock equivalent units held by non-employee directors under the Meredith Corporation Stock Plan for Non-Employee Directors as follows (rounded to the nearest whole number): 12,271 units for Mr. Lee; 11,245 units for Mr. Johnson; 9,109 units for Mr. Baum; 4,869 units for Mr. Reding; 2,523 units for Dr. Coleman; 1,970 units for Mr. Marineau; 1,707 units for Mr. Peebler; 1,538 units for Mr. Henry; and 1,200 units for Mr. Kerr; for an aggregate total of 46,432 units.
(13)	Includes shares which are subject to presently exercisable stock options or options exercisable within 60 days following August 31, 2006, by non-employee directors under the Meredith Corporation Stock Plan for Non-Employee Directors as follows: 42,000 shares each for Messrs. Baum, Johnson, Lee, and Reding; 36,000 shares each for Dr. Coleman and Mr. Marineau; 18,000 shares for Mr. Londoner; 12,000 shares for Mr. Peebler; 8,000 shares for Mr. Henry; and 6,000 shares for Ms. Frazier.
(14)	Includes 46,405 stock equivalent units and 1,070,000 shares which are subject to presently exercisable stock options acquired or awarded to Mr. Kerr as an executive officer under the Company’s Stock Incentive Plans prior to retirement.
(15)	Includes shares which are subject to presently exercisable stock options or options exercisable within 60 days following August 31, 2006, by executive officers under the Company’s Stock Incentive Plans as follows: 373,400 shares for Mr. Lacy; 167,500 shares for Mr. Zieser; and 25,000 shares for Mr. Griffin.
(16)	Includes stock equivalent units and restricted stock units held by the executive officers under the Company’s Stock Incentive Plans as follows (rounded to the nearest whole number): 37,395 units for Mr. Lacy; 14,024 units for Mr. Zieser; 9,444 units for Mr. Griffin; and 10,000 units for Mr. Karpowicz; for an aggregate total of 70,863 units.
(17)	Includes shares held by Smith Barney Stock Plan Services, as trustee under the Meredith Corporation Employee Stock Purchase Plan of 2002 for the benefit of certain officers, which shares are voted by the trustee at the direction of the individual plan participants.
(18)	Includes 2,063,400 shares which are subject to presently exercisable stock options or options exercisable within 60 days following August 31, 2006, by the directors and executive officers as a group.

ELECTION OF DIRECTORS

        The Company’s Restated Articles of Incorporation provide that the Board of Directors shall consist of not fewer than three nor more than 15 persons, as may be provided by the Bylaws, to be divided into three classes, each class to consist, as nearly as may be possible, of one-third of the total number of directors. The Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors. The last resolution provided for 12 directors. The proxies cannot be voted for a greater number of persons than the number of nominees named herein.

        Listed below are the four persons who have been nominated as Class II directors to serve three-year terms to expire in 2009. Three of the Class II nominees are currently serving as directors and were previously elected by the shareholders. Mr. James R. Craigie has been nominated to fill the directorship held by Mr. Nicholas L. Reding, who has reached the mandatory retirement age for directors under the Company’s Corporate Governance Guidelines and is retiring from the Board effective as of the date of the Annual Meeting. The Board of Directors wishes to express its gratitude to Mr. Reding for his many years of service. Should any of these nominees become unable to serve prior to the upcoming Annual Meeting, an event that is not anticipated by the Company, the proxies, except those from shareholders who have given instructions to withhold voting for the following nominees, will be voted for such other person or persons as the Nominating/Governance Committee may nominate. Certain information concerning each of the four nominees for Class II directors and each of the continuing directors is set forth below.

Nominees for Election as Class II Directors –
Terms to Expire in 2009

Nominee	Age	Year First Elected as a Director	Principal Occupation, Business Experience, and Other Information

Herbert M. Baum	69	1994	Chairman, President, and Chief Executive Officer (retired), The Dial Corporation (manufacturer and marketer of consumer products), April 2005 to present; Chairman, President, and Chief Executive Officer, 2000 to April 2005. Mr. Baum is a director of Pepsi Americas, Inc.; Playtex Products, Inc.; and U.S. Airways Group.
James R. Craigie	52	Nominee	President and Chief Executive Officer, Church & Dwight, Inc. (developer and marketer of consumer and specialty products), July 2004 to present; President and Chief Executive Officer, Spalding Sports Worldwide, Inc., 1998 to 2003. Mr. Craigie is a director of Church & Dwight, Inc. and World Kitchen, Inc.
Frederick B. Henry	60	1969	President, The Bohen Foundation (private charitable foundation), 1985 to present.
William T. Kerr	65	1994	Chairman, Meredith Corporation, July 2006 to present; Chairman and Chief Executive Officer, January 1998 to June 2006. Mr. Kerr is a director of Principal Financial Group, Inc. and Whirlpool Corporation.

Directors Continuing in Office as Class I Directors –
Terms to Expire in 2008

Director	Age	Year First Elected as a Director	Principal Occupation, Business Experience, and Other Information

Robert E. Lee	71	1982	President, Glacier Properties, Inc. (private investment firm), 1986 to present; Executive Director, Emeritus, The Denver Foundation (community foundation), 1996 to present; Executive Director, The Denver Foundation, 1989 to 1996; Chairman and CEO, First National Bank of Denver, 1980 to 1989. Mr. Lee is a director of Financial Investors Trust; ING North America Insurance Holdings, Inc.; and Reaves Utility Income Fund.
David J. Londoner	69	2001	General Partner, The North River Company (family investment partnership), 1995 to present. Mr. Londoner is a director of EMI Group plc and the Wintergreen Fund.
Philip A. Marineau	59	1998	President and Chief Executive Officer, Levi Strauss & Co. (worldwide brand apparel company), September 1999 to present. Mr. Marineau is a director of Levi Strauss & Co.
Charles D. Peebler, Jr.	70	2002	Managing Director, Plum Capital, LLC (media venture capital firm), 2000 to present; Chairman Emeritus, True North Communications, Inc., 1999 to 2001; President, True North Communications, Inc. and CEO, True North Diversified Companies Group, 1997 to 1999. Mr. Peebler is a director of EOS International Inc. and Valmont Industries, Inc.

Directors Continuing in Office as Class III Directors –
Terms to Expire in 2007

Director	Age	Year First Elected as a Director	Principal Occupation, Business Experience, and Other Information

Mary Sue Coleman	62	1997	President, University of Michigan, August 2002 to present; President, The University of Iowa, 1995 to July 2002. Dr. Coleman is a director of Johnson & Johnson.
D. Mell Meredith Frazier	50	2000	Chairman, Meredith Corporation Foundation (private charitable foundation), September 2003 to present; President, Meredith Corporation Foundation, March 2003 to September 2003; Vice President, Meredith Corporation Foundation, September 1999 to February 2003; Director of Corporate Planning, Meredith Corporation, October 1999 to September 2003.
Joel W. Johnson	63	1994	Chairman, Hormel Foods Corporation (producer and marketer of meat and food products), January 2006 to present; Chairman and Chief Executive Officer, July 2004 to December 2005; Chairman, President, and Chief Executive Officer, 1995 to June 2004. Mr. Johnson is a director of Hormel Foods Corporation; Ecolab, Inc.; and US Bancorp.

Director	Age	Year First Elected as a Director	Principal Occupation, Business Experience, and Other Information

Stephen M. Lacy	52	2004	President and Chief Executive Officer, Meredith Corporation, July 2006 to present; President and Chief Operating Officer, July 2004 to June 2006; President-Publishing Group, November 2000 to June 2004.

CORPORATE GOVERNANCE

        Our Company was founded upon service to our customers and we are committed to building value for our shareholders. Our products and services continue to distinguish themselves on the basis of quality, customer service, and value that can be trusted.  Consistent with these principles, Meredith Corporation strives to uphold the highest standards of ethical conduct, to be a leader in corporate governance, to report results with accuracy and transparency, and to maintain full compliance with the laws, rules, and regulations that govern Meredith’s businesses.

        Corporate Governance Guidelines.    The Board of Directors has adopted the Company’s Corporate Governance Guidelines (“Guidelines”), charters for each of the Board committees, Code of Business Conduct and Ethics, and Code of Ethics for Chief Executive Officer and Senior Financial Officers. These documents are posted on the Corporate Governance section of the Meredith Corporation web site, www.meredith.com, and are available upon request to the Secretary of the Company.

        Because certain members of the Meredith family, acting as a group, control more than 50% of the voting power of Meredith Corporation, the Company is a “Controlled Company” and need not comply with the requirements for a majority of independent directors or for independent compensation and nominating/corporate governance committees. However, the Company’s Board of Directors has determined to comply in all respects with the New York Stock Exchange (“NYSE”) rules. In previous years, the Company had relied on the “Controlled Company” exemption in the NYSE rules to allow D. Mell Meredith Frazier to serve on the Compensation and Nominating/Governance Committees. Ms. Frazier is now considered an independent director under the NYSE rules.

        The Board of Directors currently consists of 12 members, ten of whom the Board has determined are independent for purposes of the NYSE listing standards. The Board of Directors has determined that each of the following directors has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company) and, accordingly, is independent: Dr. Mary Sue Coleman, Ms. D. Mell Meredith Frazier, and Messrs. Herbert M. Baum, Frederick B. Henry, Joel W. Johnson, Robert E. Lee, David J. Londoner, Philip A. Marineau, Charles D. Peebler, Jr., and Nicholas L. Reding. The Board has also determined that Mr. James R. Craigie, nominee, has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company) and, accordingly, is independent.

        Director nominees are selected by the Nominating/Governance Committee in accordance with the policies and principles of its charter and the Guidelines. The Guidelines also provide that non-management directors meet in executive session at least quarterly. Mr. Robert E. Lee, as Chair of the Nominating/Governance Committee, presides at these executive sessions. Interested parties and shareholders who wish to communicate with the Board and/or the non-management directors should address their communication to: Board of Directors, Meredith Corporation, c/o Office of the General Counsel, 1716 Locust Street, Des Moines, Iowa 50309-3023. Mail addressed in this manner will be forwarded to Mr. Lee. Shareholders may also deliver such communication by phone at 1-888-567-8100, or by e-mail at code.ethics@meredith.com.

        The Guidelines require the Board to have a Nominating/Governance Committee, an Audit Committee, and a Compensation Committee. Each committee has its own charter setting forth the qualifications for membership on the committee and the purposes, goals, and responsibilities of the committee. Each of these committees has the power to hire independent legal, financial, or other advisors as it deems necessary, without consulting or obtaining the approval of any officer of the Company in advance.

        The Board has also adopted a Code of Business Conduct and Ethics, which outlines the principles, policies, and laws that govern the activities of Meredith Corporation and which serves as a tool for professional conduct in the workplace. The Code of Business Conduct and Ethics applies to directors as well as employees.

BOARD COMMITTEES, MEETINGS, AND COMPENSATION

Committees of the Board

        Nominating/Governance Committee.    The members of this committee are Messrs. Lee (Chair), Baum, Henry, and Marineau, Ms. Frazier, and Dr. Coleman, all of whom are non-employee directors who meet the “independence” requirements of the NYSE listing standards. The committee’s purpose is to: (1) assist the Board by identifying individuals qualified to become Board members and recommend to the Board the director nominees for the next Annual Meeting of Shareholders; (2) recommend to the Board the Corporate Governance Guidelines applicable to the Company; (3) lead the Board in its annual review of the Board’s performance; and (4) recommend to the Board director nominees for each committee.

        The committee will consider shareholder recommendations for directors which comply with the requirements set forth under the section entitled “SUBMITTING SHAREHOLDER PROPOSALS” which appears later in this document. Nominees for directorship are considered in accordance with the policies and principles in the Nominating/Governance Committee Charter. The committee is responsible for reviewing with the Board the requisite skills and characteristics of board nominees.  It assesses nominees’ qualifications for independence, as well as other considerations including skills, experience, diversity, and age in the context of the needs of the Board. Our priority is to seek the most qualified and experienced candidates possible.  The Nominating/Governance Committee has retained an executive recruiting firm whose function is to bring specific director candidates to the attention of the committee.

        Audit Committee.    The members of this committee are Messrs. Marineau (Chair), Johnson, Londoner, and Peebler, and Dr. Coleman. The committee is composed entirely of non-employee directors, each of whom meets the “independence” requirements of the NYSE listing standards, as well as the Sarbanes-Oxley Act of 2002. Pursuant to the Company’s Audit Committee Charter, each member of the committee, in addition to meeting the “independence” requirement, must be “financially literate” as contemplated under the NYSE rules. Furthermore, the Board of Directors has determined that Messrs. Marineau, Johnson, Londoner, and Peebler each meet the requirements to be named “audit committee financial experts” as the term has been defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.

        The committee assists the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices, and legal and regulatory compliance. It is directly responsible for the appointment, compensation, and oversight of the Company’s independent auditor, also referred to as “registered public accounting firm” and has the “sole authority to appoint or replace the independent auditor.” In addition, the committee maintains, through regularly scheduled meetings, open lines of communication between the Board of Directors and the Company’s financial management, internal auditors, and independent registered public accounting firm.

        Compensation Committee.    The members of this committee are Messrs. Baum (Chair), Henry, Lee, and Reding, and Ms. Frazier, each of whom is a non-employee director that meets the “independence” requirements of the NYSE listing standards. The committee has overall responsibility for evaluation and approval of director and officer compensation plans, policies, and programs. The committee reviews and approves corporate officers’ salaries; approves, prior to adoption, any officer, director, or management incentive, bonus, or stock plans or agreements; and administers such plans as required.

        Finance Committee.    The members of this committee are Messrs. Johnson (Chair), Londoner, Peebler, and Reding, and Ms. Frazier. The committee advises the Board with respect to corporate financial policies and procedures, dividend policy, specific corporate financing and capital plans, and annual operating and capital budgets. It also provides financial advice and counsel to management, appoints depositories of corporate funds and specifies conditions of deposit and withdrawal, and approves corporate investment portfolios and capital expenditure requests by management within the limits established by the Board. In addition, the committee reviews pension plan performance and approves plan amendments.

Meetings of the Board

        During fiscal 2006 the Board had four regularly scheduled meetings, as did the Audit, Compensation, Finance, and Nominating/Governance Committees. In addition to regularly scheduled meetings, the Audit Committee had three special meetings and the Compensation Committee had two special meetings. All directors attended more than 75% of meetings of the full Board and the respective committees on which they served during fiscal 2006, with the exception of Mr. Peebler who attended 73% of the meetings but was unable to attend certain meetings because of health-related reasons.

        The Company policy is that all directors are expected to attend the Annual Meeting of Shareholders. All directors attended the November 8, 2005, Annual Meeting of Shareholders.

Director Stock Ownership

        All directors are expected to own stock in the Company. Ownership of $100,000 in Company stock is considered an appropriate amount for each director to accumulate over a reasonable period of time.

Compensation of the Board

        Employee directors receive no compensation for Board service. Non-employee directors receive a $40,000 annual retainer and committee chairpersons receive an additional $10,000 annual retainer for their service. In addition, upon election to the Board, each new non-employee director receives 1,200 shares of restricted stock which vest on the fifth anniversary of the date of the grant or stock equivalents which are paid out as common stock on a one-for-one basis upon resignation or retirement from the Board. Under the Meredith Corporation Stock Plan for Non-Employee Directors, non-employee directors have the opportunity to receive all or 50% of the annual retainer (including the chairperson retainer) in either restricted stock or stock equivalent units having a value equal to 105% of the amount of the annual retainer converted. During fiscal 2006, eight of ten non-employee directors elected to receive all or 50% of their retainer in the form of restricted stock or stock equivalent units. The Company also reimbursed directors for expenses incurred relating to attendance at Board and committee meetings.

        As additional compensation and a further encouragement of director ownership of the Company’s stock, each non-employee director receives, on the day following the Annual Meeting of Shareholders, an option to purchase 6,000 shares of Company common stock at an exercise price equal to the closing price on the date of the grant. The options become exercisable one-third per year over a three-year period beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date.

        The following table further summarizes compensation paid to the non-employee directors during fiscal 2006.

	Fees Earned (1)

Name	Paid in Cash ($)	Paid in Restricted Stock ($)(2)	Paid in Stock Equivalents ($)(3)	Options Granted (#)(4)

Baum	$25,000	$26,262	$—	6,000
Coleman	—	—	42,030	6,000
Frazier	40,000	—	—	6,000
Henry	40,000	—	—	6,000
Johnson	—	—	52,525	6,000
Lee	25,000	—	26,262	6,000
Londoner	—	42,030	—	6,000
Marineau	—	52,525	—	6,000
Peebler	—	42,030	—	6,000
Reding	—	42,030	—	6,000

(1)	Includes fees associated with chairing a Board Committee.

(2)	Shares were awarded on November 8, 2005, at a fair market value of $50.215. Dividends are paid on restricted stock.
(3)	Stock equivalents were awarded on November 8, 2005, at a fair market value of $50.215. Dividends are reinvested in the form of additional stock equivalents.
(4)	Options were awarded on November 9, 2005, at a strike price of $50.28. Options vest one-third each year on the anniversary of the grant date and expire ten years after grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Under the terms of a lease agreement regarding a King Air aircraft owned by Mrs. Katherine C. Meredith, the Company has contracted to rent the aircraft at an hourly rate and to provide storage, crew, and other services to Mrs. Meredith at negotiated rates. Under the terms of the agreement, during the fiscal year ended June 30, 2006, the charges assessed to the Company for its use of the King Air were approximately $102,000 and the charges assessed to Mrs. Meredith for services provided by the Company for the aircraft were approximately $85,500.

        Members of the Meredith family are substantial shareholders of the Company. For information with respect to the stock ownership of the Meredith family, see the “Security Ownership of Certain Beneficial Owners and Management” table. Ms. D. Mell Meredith Frazier is a member of the Board of Directors of the Company. See “Directors Continuing as Class III Directors – Terms to Expire in 2007.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act requires that certain of the Company’s officers and directors and persons who own more than 10% of the Company’s outstanding stock file reports of ownership and changes in ownership with the SEC and the NYSE. To the Company’s knowledge, based solely upon a review of copies of forms submitted to the Company during and with respect to the most recent fiscal year and on written representations from the Company’s directors and officers, all Section 16(a) filing requirements were complied with during the fiscal year ended June 30, 2006.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table provides a summary of compensation paid to Mr. Kerr and the other four most highly compensated executive officers of the Company (the “named executive officers”) for services rendered to the Company during each of the last three fiscal years.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s) (1)(2)	Securities Underlying Awards (3)	All Other Compensation (4)

William T. Kerr Chairman of the Board (5)	2006	$1,000,000	$2,500,000	$92,645	$—	180,000	$14,014
	2005	990,000	2,600,000	84,792	—	195,000	12,496
	2004	900,000	2,250,000	—	—	350,000	12,115
Stephen M. Lacy President and Chief Executive Officer	2006	710,000	1,250,000	—	115,188	53,333	19,060
	2005	675,000	921,925	—	375,439	90,000	19,395
	2004	550,000	700,000	—	58,379	140,000	10,078
John H. Griffin, Jr. President–Publishing Group	2006	600,000	605,123	—	25,743	26,667	10,841
	2005	575,000	675,000	—	0	40,000	7,488
	2004	490,384	575,000	—	471,724	25,000	216
John S. Zieser Vice President– Corporate Development, General Counsel & Secretary	2006	500,000	650,000	—	—	20,000	14,250
	2005	480,000	720,000	—	19,506	40,000	13,758
	2004	440,000	645,000	—	45,988	60,000	10,085

Paul A. Karpowicz (6) President–Broadcasting Group	2006	575,000	566,800	—	48,322	—	14,298
	2005	190,384	300,000	—	475,600	40,000	1,462

(1)	Accumulated Restricted Stock:
	Shares	Aggregate Year-End Value ($)

William T. Kerr	*	*
Stephen M. Lacy	12,260	600,740
John H. Griffin, Jr.	10,672	522,928
John S. Zieser	1,622	79,478
Paul A. Karpowicz	10,886	533,414
*On February 25, 1999, Mr. Kerr and the Company entered into an agreement whereby all of Mr. Kerr’s restricted stock (43,200 shares) was exchanged for an equal number of stock equivalent units.

Dividends are paid on reported restricted stock.

(2)	Generally, restricted stock awards vest either three years or five years after date of grant; however, the vesting of certain shares of restricted stock is also conditioned upon the continued holding of a corresponding number of shares of common stock. Of the shares listed above, 10,000 shares of Mr. Griffin’s restricted stock and 7,000 shares of Mr. Lacy’s restricted stock will vest three years after the grant date.
(3)	During fiscal 2006, the named executive officers were granted an aggregate of 280,000 nonqualified stock options which vest on the third anniversary of the grant date and expire on August 9, 2015, except for Mr. Kerr’s options which will expire on August 10, 2015.
(4)	This column discloses: (a) matching contributions made by the Company equal to 80% of the first 5% of the employee’s contributions to the Meredith Savings and Investment Plan, a defined contribution plan available generally to the employees of the Company, as follows: $8,800 for Messrs. Kerr, Lacy, Griffin, and Zieser, and $7,962 for Mr. Karpowicz; (b) the premiums paid on term life insurance in fiscal 2006 as follows: $5,214 for Mr. Kerr; $1,495 for Mr. Lacy; $992 for Mr. Griffin; and $1,018 for Mr. Zieser; and (c) premiums paid for executive long-term disability as follows: $8,765 for Mr. Lacy; $1,049 for Mr. Griffin; $4,432 for Mr. Zieser; and $6,336 for Mr. Karpowicz.

(5)	Other Annual Compensation in fiscal 2006 includes $31,602 for personal use of aircraft and $23,795 in professional fees paid by the Company for estate and tax planning.
(6)	Mr. Karpowicz joined the Company on February 14, 2005.

Option Grants Table

        The following table sets forth certain information with respect to options to purchase shares of the Company’s common stock awarded during fiscal 2006 to the named executive officers. All options granted were nonqualified options. The option exercise price is equal to the fair market value of the Company’s common stock on the date of the grant.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants					Realizable Value at Assumed Annual Appreciation for Option Term (3)

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year (1)	Exercise or Base Price ($)	Expiration Date (2)	5% ($)	10% ($)

William T. Kerr	180,000	30.28	49.14500	August 10, 2015	5,563,265	14,098,410
Stephen M. Lacy	53,333	8.97	49.10000	August 9, 2015	1,646,855	4,173,454
John H. Griffin, Jr.	26,667	4.49	49.10000	August 9, 2015	823,443	2,086,766
John S. Zieser	20,000	3.36	49.10000	August 9, 2015	617,575	1,565,055
Paul A. Karpowicz	—	—	—	—	—	—

(1)	Total options granted to employees during the fiscal year were 594,400.
(2)	Options are fully exercisable after death or termination of employment due to disability or retirement through the expiration date.
(3)	As required by the rules of the SEC, the dollar amounts under these columns represent the hypothetical gain or “option spread” that would exist for the options based on assumed 5% and 10% annual compounded rates of stock price appreciation over the full option term. The prescribed rates are not intended to forecast possible future appreciation.

Option Exercises and Year-End Value Table

        The following table sets forth, for each named executive officer, information on the status of all options granted to such officer as of June 30, 2006.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)(2)

			Exercisable	Unexercisable	Exercisable	Unexercisable

William T. Kerr	900,000	22,722,093	330,000	800,000	4,472,393	2,588,063
Stephen M. Lacy	—	—	233,400	313,333	3,112,685	1,002,975
John H. Griffin, Jr.	—	—	—	91,667	—	72,375
John S. Zieser	—	—	107,500	132,000	1,545,013	425,670
Paul A. Karpowicz	—	—	—	40,000	—	57,600

(1)	Calculated based on the difference between the exercise price and the fair market value on the date of exercise.
(2)	Calculated based on the fair market value of the Company’s common stock on June 30, 2006 ($49.00).

LONG-TERM INCENTIVE PLANS – AWARDS IN LAST FISCAL YEAR

Name	Number of Shares (#)	Performance Period	Estimated future payouts under non-stock price-based plans

			Threshold (#)	Target (#)	Maximum (#)

William T. Kerr	—	—	—	—	—
Stephen M. Lacy	8,889	3 years	4,445	8,889	10,222
John H. Griffin, Jr.	4,444	3 years	2,222	4,444	5,111
John S. Zieser	3,333	3 years	1,667	3,333	3,833
Paul A. Karpowicz	—	—	—	—	—

        The Compensation Committee of the Board of Directors initiated a program in fiscal 2006 involving the grant of performance-based restricted stock units to key executives. Upon completion of the three-year performance period (July 1, 2005 to June 30, 2008) the number of restricted stock units earned will be paid out in the form of common stock on a one-for-one basis. The payout will vary depending on the compounded annual growth rate of earnings per share (“EPS”) during the performance period with the maximum payout at 15% or greater EPS and minimum payout at 7%. If growth of EPS during the performance period is less than 7%, there will be no payout.

RETIREMENT PROGRAMS AND EMPLOYMENT AGREEMENTS

        The Company maintains separate qualified defined benefit plans for its union and nonunion employees, as well as two nonqualified supplemental pension plans covering certain nonunion employees. Defined benefit plans and the supplemental pension plans are actuarial plans and the amount of the contribution with respect to a specific person cannot readily be separately calculated by the regular actuaries for the plans. The Company makes annual contributions to the qualified plans to the extent permitted by the funding rules of the Internal Revenue Service.

        As of January 1, 2006, the latest date for which information is available, 343 employees participated in the bargaining unit defined benefit plan and 2,789 nonunion employees participated in the nonunion defined benefit plans. Assuming retirement at age 65, estimated annual retirement benefits under the nonunion qualified plan in effect for the 2006 plan year would be as follows:

PENSION TABLE

Final Average Compensation	Years of Service

	10	15	20

900,000	$215,762	$323,642	$431,523
1,000,000	240,762	361,142	481,523
1,100,000	265,762	398,642	531,523
1,200,000	290,762	436,142	581,523
1,300,000	315,762	473,642	631,523
1,400,000	340,762	511,142	681,523
1,500,000	365,762	548,642	731,523
1,750,000	428,262	642,392	856,523
2,000,000	490,762	736,142	981,523
2,250,000	553,262	829,892	1,106,523
2,500,000	615,762	923,642	1,231,523
2,750,000	678,262	1,017,392	1,356,523
3,000,000	740,762	1,111,142	1,481,523
3,250,000	803,262	1,204,892	1,606,523
3,500,000	865,762	1,298,642	1,731,523
3,750,000	928,262	1,392,392	1,856,523
4,000,000	990,762	1,486,142	1,981,523
4,250,000	1,053,262	1,579,892	2,106,523
4,500,000	1,115,762	1,673,642	2,231,523
4,750,000	1,178,262	1,767,392	2,356,523

        As of January 1, 2006, the credited years of service for individuals listed in the compensation tables above are as follows: Mr. Kerr – 13 years; Mr. Lacy – 7 years; Mr. Griffin – 7 years; Mr. Zieser – 6 years; and Mr. Karpowicz – 0 years. For calendar year 2005, covered compensation for purposes of the supplemental pension plans including bonuses was $3,595,000 for Mr. Kerr; $1,718,463 for Mr. Lacy; $1,262,500 for Mr. Griffin; $1,212,119 for Mr. Zieser; and $0 for Mr. Karpowicz. The compensation includes deferrals under the Deferred Compensation Plan, which are included as compensation under the Replacement and Supplemental Plans.

        The Company has entered into employment agreements with certain executive officers. Those agreements are summarized below.

        The Company entered into an agreement with Mr. Lacy effective July 1, 2006, the date he became President and Chief Executive Officer of the Company, through June 30, 2009. The agreement provides that Mr. Lacy’s minimum annual base salary beginning in fiscal 2007 will be $810,000 with any increase in the base salary for subsequent years to be determined by the Compensation Committee. In addition, Mr. Lacy will be a participant in the Meredith Corporation 2004 Stock Incentive Plan (“2004 Plan”) (or successor thereto), the Meredith Employees’ Retirement Income Plan, the Meredith Replacement Benefit Plan, and the Meredith Supplemental Benefit Plan. Mr. Lacy’s target bonus under the 2004 Plan shall not be less than 100% of his base salary. The agreement also provides for payment to Mr. Lacy in the event his employment with the Company is terminated for various reasons. If his employment is terminated because of death, all of his restricted stock and stock options would immediately vest, his base salary would be paid for the lesser of one year or to the end of the initial term and any awards under the 2004 Plan would be prorated to the date of death. In the event of termination “Without Cause” or due to “Failure to Re-elect as CEO or Director,” Mr. Lacy would be entitled to receive his current base salary and the target bonus under the 2004 Plan through the end of the term of the agreement or 24 months, whichever is greater. In addition, all equity awards would vest and become exercisable under the terms of the award agreements. In the event of termination for “Cause,” Mr. Lacy would receive his base salary and 2004 Plan award prorated to the date of termination and all equity awards subject to restriction would be forfeited.

        The Company entered into an agreement with Mr. Kerr effective February 1, 2001, that provided for his employment through June 30, 2006. Under that agreement Mr. Kerr received an annual base salary and an incentive bonus determined under the terms of the 2004 Plan. In addition to participating in the Meredith Employees’ Retirement Income Plan, the Meredith Savings and Investment Plan, and the Company’s supplemental retirement plans, the Company continued a Minimum Supplemental Retirement Benefit Program (“MSRBP”) for the benefit of Mr. Kerr (which was originally established in 1991), which provided for a minimum retirement benefit equal to the benefits Mr. Kerr would have received under the retirement plans of a previous employer offset by benefits accrued under the Company’s pension plans and also provided for a death benefit related to the value of the accrued benefit under the MSRBP.

        On May 11, 2004, the Company entered into a Consultancy Agreement and Amendment to Employment Agreement with Mr. Kerr that provides for Mr. Kerr’s services as a consultant for a period of three years following his June 30, 2006, retirement at an annual rate of not less than $300,000, plus the continuation of perquisites at the same levels he had while serving as the Chief Executive Officer, including health insurance coverage for himself and his spouse, same or equivalent club memberships reimbursement, company automobile in accordance with Company policy, office space and support services, use of the Company aircraft on Company and/or Meredith Board-related business, and tax and financial planning services. Such perquisites are not expected to exceed $50,000 annually. The agreement also provides that Mr. Kerr will be nominated and, if elected, will serve as a director until the Annual Meeting of Shareholders in November 2009.

        The Company entered into an employment agreement with Mr. Griffin effective June 30, 2003, which provides that Mr. Griffin’s annual base salary and incentive bonus for subsequent years will be determined under applicable management performance programs administered by the Compensation Committee. In addition, Mr. Griffin is entitled to an annual payment of $75,000 in connection with his continuing employment with the Company. The agreement also provides for certain payments in the event that Mr. Griffin’s employment is terminated during the term of the agreement. In the event of termination without cause, Mr. Griffin would receive his base salary for a period of 12 months, which under certain conditions may be extended to 18 months, following such termination.

        Effective February 14, 2005, the Company entered into an employment agreement with Mr. Karpowicz which provided that his minimum annual base salary through fiscal year 2006 would be $550,000 unless the Compensation Committee of the Board of Directors decided to increase it at an earlier date. Mr. Karpowicz is eligible to participate in the 2004 Plan or any successor plan and shall have a target bonus of 60% of base salary with a guaranteed minimum bonus of $250,000 for fiscal 2005 and 2006. In the event of termination due to death or disability, Mr. Karpowicz or his estate will receive his base salary through the last day of the month in which such termination occurs plus a proportionate share of any 2004 Plan bonus for the year. In addition, all restricted stock and nonqualified stock options will vest immediately. In the event of termination for cause or voluntary termination, Mr. Karpowicz will receive his base salary through the date of termination. Vested stock options may be exercised under the terms of the award agreements within 30 days of such termination, and any unvested stock options and restricted stock will be forfeited. In the event of termination without cause, Mr. Karpowicz would be entitled to receive his base salary for a period of 12 months following the date of termination plus a proportionate share of any 2004 Plan award. In addition, all stock options and restricted stock would vest immediately.

        Mr. Lacy and all the other executive officers of the Company have entered into severance agreements with the Company. These agreements provide for the payment to the executive of an amount equal to three times the average annual base salary and incentive compensation paid to the executive during the three fiscal years immediately prior to termination due to a change of control of the Company as defined in detail in the agreements. All agreements with the executive officers with respect to grants of nonqualified stock options under the 2004 Plan or predecessor plans provide for the vesting of options in the event of a change of control in accordance with the terms of the plans.

        All of the foregoing agreements are included as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006.

REPORT OF THE COMPENSATION
COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee reviews and approves the compensation of the Company’s officers. The committee administers various stock and other compensation-related plans provided for the benefit of the Company’s officers, directors, and other key managers, with the purpose of encouraging the participants to achieve the Company’s performance goals by aligning the interests of the participants with the interests of the Company’s shareholders. There are no Compensation Committee interlocks and no member of management sits on the committee. The committee has provided the following report on executive compensation for inclusion in this Proxy Statement:

Compensation Philosophy

        The Company’s executive compensation philosophy has the following objectives:

(1)	To provide compensation opportunities competitive with those available at comparable firms in the specific industries in which the Company conducts its businesses and the national marketplace;
(2)	To provide the opportunity to earn beyond competitive levels if superior operating performance and shareholder returns are achieved;
(3)	To design incentives that balance the need to meet or exceed annual operating plans with the need for long-term business growth and to provide superior shareholder returns;
(4)	To provide clear, controllable, and measurable objectives for the executives to meet; and
(5)	To attract, retain, and motivate top caliber executives in each market segment in which the Company competes.

        Pay for performance, which is directly linked to both short-term and long-term compensation, is the foundation of the compensation program for the Company’s Chief Executive Officer and other executive officers.

        Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the Chief Executive Officer and to each of the named executive officers to $1,000,000 annually

(“Covered Employees”). The committee believes that it is in the best interests of the Company to receive maximum tax deductibility for compensation paid to the Chief Executive Officer and the other executive officers under Section 162(m). The committee has adopted or approved appropriate changes to the Company’s long-term and short-term incentive programs to provide for the deductibility of compensation received under the plans, but reserves the right to provide for compensation to the Chief Executive Officer and other executive officers that may not be deductible, if determined to be in the best interests of the Company and its shareholders.

Chief Executive Officer and Executive Officer Compensation Program Elements

        Periodic media and general industry competitive market reviews of executive compensation are conducted with the assistance of outside compensation consultants. The Company’s compensation program strives to be competitive in relation to the market data available. The committee strives to establish Chief Executive Officer and other executive officer base salaries within the mid-range of the market survey data. Short-term and long-term incentive targets are set in the same manner. Compensation beyond the mid-range may be awarded from time to time based upon individual performance. For fiscal 2006, Mr. Kerr’s compensation as determined by the Compensation Committee reflects the Company’s strong financial performance in earnings and operating cash flow along with the successful integration of the Company’s recent acquisition of Parents®, Family Circle®, Fitness®, Child®, and Ser Padres® franchises.

        Base Salary.    Salaries for the Chief Executive Officer and executive officer group are based on the marketplace value of each job and on individual contributions and performance. The performance of the Chief Executive Officer and each executive officer is reviewed annually by the committee. Salary increases are based primarily on the annual merit reviews. The rates of increase are tied to both individual performance and general executive compensation trends.

        Mr. Kerr’s annual base salary was $1,000,000 for fiscal 2006. Mr. Kerr’s salary is within the mid-range of salaries for comparable positions as reported in the market survey data.

        Short-Term Incentive Program.    The Company’s 2004 Plan provides the Chief Executive Officer and other executive officers with an annual incentive to attain established financial and overall performance targets. For fiscal 2006, 100% of the incentive awards to the Chief Executive Officer and 85% of all other executive officers serving at the beginning of the fiscal year were based on specific financial targets relating to earnings and cash flow, with the balance relating to predetermined qualitative organizational objectives.

        The goals for each participant are reviewed and revised annually in connection with the approval of the budget for the upcoming fiscal year. For fiscal 2006, the incentive payments for goal achievement for the Chief Executive Officer were set at 100% of base salary for achieving target and up to 250% of base salary for achieving performance above target. The incentive payments for the other executive officers ranged from 50 to 75% for achieving target and up to a range of 125 to 187.5% for achieving performance above target. The committee, at each of its quarterly meetings, reviewed the progress of the Chief Executive Officer and other executive officers toward meeting the quantitative goals established for the fiscal year.

        For fiscal 2006, the Company exceeded the target financial performance goals established by the committee at the beginning of the year for Mr. Kerr to receive his incentive award. Mr. Kerr received an incentive award of $2,500,000 based on the Company’s strong performance in earnings and cash flow.

        For fiscal 2006, the named executive officers received incentive awards in the amounts set forth in the Summary Compensation Table above. For such officers (other than operating group presidents), the awards were based on the Company surpassing financial targets for EPS and cash flow and in recognition of the achievement of other quantitative and qualitative goals. For the operating group presidents, the awards were based on the relevant groups achieving or surpassing their respective financial targets for earnings and cash flow, the Company surpassing financial targets for EPS, and in recognition of the achievement of qualitative goals.

        Long-Term Incentive Program.    In fiscal 2006, the committee utilized grants of nonqualified stock options, under the 2004 Plan, to the executive officers in the implementation of its long-term incentive program. The nonqualified stock options become exercisable on the third anniversary of the grant date and expire on the tenth anniversary of the date of grant. In the event of the grantee’s termination of employment due to death, disability, retirement, or a “change of control” as defined in the 2004 Plan, all outstanding options shall become fully vested and exercisable according to the terms of the Plan and the Award Agreement until the date of expiration. If the grantee’s employment with the Company is terminated for any reason other than those listed above, the grantee shall have the right to exercise any vested and exercisable options for a period of up to 30 days after the date of such termination, provided that, in no event shall this extension period continue beyond the expiration date of any option. In accordance with the 2004 Plan, all options granted during fiscal 2006 carry an exercise price at the fair market value on the date of grant.

        Performance-Based Restricted Stock Units.    In an effort to reduce the use of stock options and restricted stock, the committee has initiated a program involving the grant of performance-based restricted stock units. In fiscal 2006, the committee granted restricted stock units to key executives with performance goals based on the growth of the Company’s EPS for the three-fiscal-year period beginning July 1, 2005, and ending June 30, 2008. Upon completion of the three-year performance period, the number of restricted stock units earned will be paid out in the form of common stock on a one-for-one basis. The payout on restricted stock units will vary depending on the compounded annual growth rate of EPS during the three-year period, with the maximum payout at 15% or greater EPS growth and the minimum payout at 7% (with no payout below 7%).

        The Meredith Executive Stock Ownership Program.    A stock ownership program has been designed by the committee utilizing the 2004 Plan. The purpose of the program is to encourage increased Company stock holdings by executives. Target levels of individual stock holdings are established for the participants in the program at one and one-half to two times each participant’s base pay. Each participant receives an annual award of restricted stock equal to 20% of his or her personal acquisitions of Company stock since the last day of the prior year, up to his or her established target. The incremental stock holdings must be maintained for a specified period of time in order for the restrictions to lapse. The committee believes this program provides further incentives to the participants to focus on long-term Company performance and shareholder value. Because Messrs. Kerr and Zieser have met their respective targets for ownership, they did not receive any shares of restricted stock under this program during fiscal 2006. The other named executive officers received an aggregate total of 3,470 shares of restricted stock under this program during fiscal 2006.

Other Compensation

        The Chief Executive Officer and other executive officers are eligible to participate in the Company benefit plans described elsewhere in this Proxy Statement under the terms of those plans and without consideration of achievement of performance standards.

Peer Group Selection and Comparative Analysis

        The Company does not believe that the published indices accurately reflect the mix of businesses in which the Company competes. Therefore, the Company has, in good faith, selected a Peer Group of ten media and television broadcast companies for the purpose of preparing the shareholder performance graph set forth under “Comparison of Shareholder Return.” Recognizing that there are no other companies that have the exact combination of businesses of the Company, the companies selected for the Peer Group have multimedia businesses primarily with publishing and/or television broadcasting in common with the Company.

        Many of the companies selected for the Peer Group are larger and/or engaged in businesses other than the Company’s core businesses. Consequently, for the purposes of compensation comparisons, the Company and the committee have chosen to use broader media and general industry survey information that includes information on members of the Peer Group. The committee has attempted to maintain the total compensation for the Chief Executive Officer and other executive officers at a level close to the mid-range of the surveyed groups.

Conclusion

        The committee believes that the Company’s executive compensation programs effectively tie executive pay to the performance of the Company and to shareholder value.

Herbert M. Baum, Chair	Frederick B. Henry	Nicholas L. Reding
D. Mell Meredith Frazier	Robert E. Lee

AUDIT COMMITTEE REPORT

        The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight of the Company’s financial reporting process through periodic meetings with the Company’s independent auditor (hereinafter, “registered public accounting firm”), internal auditors, and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent registered public accounting firm.

        We have reviewed and discussed with senior management the Company’s audited financial statements included in the 2006 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management, and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

        We have discussed with KPMG LLP (“KPMG”), our independent registered public accounting firm, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of its audit of the Company’s financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

        We have received from KPMG a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between KPMG and the Company that, in its professional judgment, may reasonably be thought to bear upon independence. KPMG has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

        Based upon the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2006 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

        The Audit Committee also reviewed management’s process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In addition, KPMG audited management’s assessment of internal control over financial reporting and has issued a report thereon dated August 31, 2006. In that report, KPMG states that in its opinion, the Company maintained effective control over financial reporting as of June 30, 2006.

        As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company’s independent registered public accounting firm. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Philip A. Marineau, Chair
Mary Sue Coleman
Joel W. Johnson
David J. Londoner
Charles D. Peebler, Jr.

        The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has reappointed KPMG as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending June 30, 2007. Selection of the independent auditor is made solely by the Audit Committee of the Board of Directors. The Company’s independent registered public accounting firm for the fiscal year ended June 30, 2006, was KPMG.

        Representatives of KPMG are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees

        The following table sets forth information regarding fees for professional services rendered by KPMG with respect to fiscal 2006 and 2005.

	2006	2005

Audit Fees (1)	$750,000	$870,000
Audit-Related Fees (2)	23,657	106,423
Tax Fees (3)	18,246	75,868
All Other Fees (4)	2,400	1,500

Total Fees	$794,303	$1,053,791

(1)	Represents fees for the audit of the Company’s annual financial statements for the fiscal years ended June 30, 2006, and June 30, 2005 (including an audit of the Company’s internal controls over financial reporting for the year ended June 30, 2005), and the review of the Company’s quarterly financial statements during such fiscal years.
(2)	Consists of the fees for audits of financial statements of certain employee benefit plans and assistance in the interpretation and implementation of accounting standards and regulations.
(3)	Consists of fees for tax services provided to the Company, including principally the review of tax returns and interpretive advice concerning tax laws, as well as tax services provided on behalf of officers. No tax services were provided to officers after June 30, 2005.
(4)	Consists of fees for access to KPMG’s Internet Accounting Research web site in fiscal 2006 and 2005.

        The Audit Committee has advised the Company that it has determined that the non-audit services rendered by KPMG during the Company’s most recent fiscal year are compatible with maintaining the independence of such registered public accounting firm.

        The Audit Committee has adopted policies and procedures for the approval and preapproval of the audit, audit-related, tax, and all other services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general preapproval, it will require specific preapproval by the Audit Committee.  Any proposed services exceeding preapproved cost levels will require specific preapproval by the Audit Committee.  The Audit Committee will revise the list of general preapproved services from time to time, based upon subsequent determinations.  The Audit Committee does not delegate its responsibilities to preapprove services performed by the independent registered public accounting firm to management. The Audit Committee preapproved all audit, audit-related, and permitted non-audit services by KPMG in fiscal 2006.

COMPARISON OF SHAREHOLDER RETURN

        The following graph compares the performance of the Company’s common stock during the period July 1, 2001, to June 30, 2006, with the S&P 500 Index and with a Peer Group of ten companies engaged in multimedia businesses primarily with publishing and/or television broadcasting in common with the Company.

        The S&P 500 Index includes 500 U.S. companies in the industrial, transportation, utilities, and financial sectors and is weighted by market capitalization. The Peer Group selected by the Company for comparison, which is also weighted by market capitalization, is comprised of the following: Belo Corp.; Gannett Co., Inc.; Hearst-Argyle Television, Inc.; The McGraw-Hill Companies, Inc.; Media General, Inc.; The New York Times Company; The Reader’s Digest Association, Inc.; The E. W. Scripps Company; Tribune Company; and The Washington Post Company.

        The graph depicts the results for investing $100 in the Company’s common stock, the S&P 500 Index, and the Peer Group at closing prices on June 30, 2001. It assumes that dividends were reinvested.

	2001	2002	2003	2004	2005	2006

Meredith	$100	108	125	158	142	145
S&P 500	$100	82	82	98	104	113
Peer Group	$100	109	118	133	124	117

SUBMITTING SHAREHOLDER PROPOSALS

        Any shareholder wishing to include a proposal in the Company’s Proxy Statement and form of proxy for the 2007 Annual Meeting of Shareholders must submit the proposal so that it is received by the Company no later than May 30, 2007. The proposal should be addressed to Secretary, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023.

        Pursuant to the Company’s Bylaws, any shareholder wishing to bring a proposal before the 2007 Annual Meeting of Shareholders (but whose proposal will not be included in the Company’s Proxy Statement) must deliver written notice of such proposal in accordance with the requirements of the Bylaws to the Secretary of the Company at the address specified above not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting. For 2007, such proposal must be received not earlier than the close of business on July 11, 2007, and not later than the close of business on August 10, 2007, and otherwise comply with the requirements of the Bylaws. If the date of the 2007 Annual Meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2006 Annual Meeting, different deadlines will apply.

        Pursuant to the Company’s Bylaws, any shareholder wishing to propose a nominee for the Board of Directors must deliver written notice of such proposed nominee to the Secretary of the Company at the address specified above not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting. For 2007, written notice of such proposed nominee must be received not earlier than the close of business on July 11, 2007, and not later than the close of business on August 10, 2007, and otherwise comply with the requirements of the Bylaws. If the date of the 2007 Annual Meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2006 Annual Meeting, different deadlines will apply.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

        This year, a number of brokers with account holders who are the Company’s shareholders may be householding the Company’s proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from a shareholder’s broker that it will be householding communications to a shareholder’s address, householding will continue until a shareholder is notified otherwise or until a shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, the shareholder should notify his or her broker directly or direct his or her written request to: Secretary, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

FURTHER BUSINESS

        Except as described in this Proxy Statement, management knows of no other business intended to be presented at the meeting, but, if any other business properly comes before the meeting, the persons named in the enclosed form of proxy will vote all proxies in accordance with their best judgment, using the discretionary authority granted in the proxies.

JOHN S. ZIESER
Vice President-Corporate Development,
General Counsel and Secretary

Des Moines, Iowa
September 27, 2006

ANNUAL MEETING OF SHAREHOLDERS
Wednesday, November 8, 2006
10:00 A.M.
1716 Locust Street
Des Moines, Iowa 50309-3023

MEREDITH CORPORATION 1716 Locust Street Des Moines, Iowa 50309-3023	Common Stock	proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MEREDITH CORPORATION

The undersigned hereby appoints WILLIAM T. KERR, STEPHEN M. LACY, and ROBERT E. LEE, or any of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of Meredith Corporation to be held at 1716 Locust Street, Des Moines, IA 50309-3023 on Wednesday, November 8, 2006, at 10:00 A.M., local time, and any adjournment thereof, and to vote all shares of common stock that the undersigned may be entitled to vote at said meeting as directed with respect to the matters as set forth in the Proxy Statement. If any other business should properly come before the meeting and/or at any adjournment thereof, the shares represented by the proxies and voting instructions solicited thereby may be discretionarily voted on such business in accordance with the best judgment of the proxy holders.

The tabulator cannot vote your shares unless you vote in accordance with the instructions provided.

REQUEST FOR VOTING INSTRUCTIONS

Meredith Corporation Employee Stock Purchase Plan of 2002 and
Meredith Savings and Investment Plan
Voting Instructions to Trustee of Meredith Corporation Employee Stock Purchase Plan of 2002
and to Trustee of Meredith Savings and Investment Plan

As a participant in the Meredith Corporation Employee Stock Purchase Plan of 2002 and/or the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan trustee(s) as to the voting of certain shares of Meredith Corporation common stock allocated to your account. The voting of those shares will occur at the Annual Meeting of Shareholders or at any adjournment or postponement thereof. In this regard, please indicate your voting choices on this card, sign and date it, and return this card promptly in the enclosed postage-paid envelope. If your instructions are not received at least five days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received will be voted discretionarily by the trustee(s) and in accordance with the Employee Retirement Income Security Act of 1974 (ERISA).

See reverse for voting instructions

There are three ways to vote your proxy.	COMPANY #

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 P.M. (CT) on November 7, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions provided.

VOTE BY INTERNET — http://www.eproxy.com/mdp/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 P.M. (CT) on November 7, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Meredith Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by phone or Internet, please do not mail your proxy card.

\/  Please detach here  \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

1.	To elect four Class II directors for terms expiring in 2009, as provided in the Bylaws of the Company:
	01 Herbert M. Baum 02 James R. Craigie	03 Frederick B. Henry 04 William T. Kerr	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY/VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES.

Address Change? Mark box ☐ Indicate change below:	Date ___________________________________________ 2006

Signature(s) in box
Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

ANNUAL MEETING OF SHAREHOLDERS
Wednesday, November 8, 2006
10:00 A.M.
1716 Locust Street
Des Moines, Iowa 50309-3023

MEREDITH CORPORATION 1716 Locust Street Des Moines, Iowa 50309-3023	Class B Common Stock	proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MEREDITH CORPORATION

The undersigned hereby appoints WILLIAM T. KERR, STEPHEN M. LACY, and ROBERT E. LEE, or any of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of Meredith Corporation to be held at 1716 Locust Street, Des Moines, IA 50309-3023 on Wednesday, November 8, 2006, at 10:00 A.M., local time, and any adjournment thereof, and to vote all shares of class B common stock that the undersigned may be entitled to vote at said meeting as directed with respect to the matters as set forth in the Proxy Statement. If any other business should properly come before the meeting and/or at any adjournment thereof, the shares represented by the proxies and voting instructions solicited thereby may be discretionarily voted on such business in accordance with the best judgment of the proxy holders.

The tabulator cannot vote your shares unless you vote in accordance with the instructions provided.

REQUEST FOR VOTING INSTRUCTIONS

Meredith Savings and Investment Plan
Voting Instructions to Trustee of Meredith Savings and Investment Plan

As a participant in the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan trustee(s) as to the voting of certain shares of Meredith Corporation class B common stock allocated to your account. The voting of those shares will occur at the Annual Meeting of Shareholders or at any adjournment or postponement thereof. In this regard, please indicate your voting choices on this card, sign and date it, and return this card promptly in the enclosed postage-paid envelope. If your instructions are not received at least five days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received will be voted discretionarily by the trustee(s) and in accordance with the Employee Retirement Income Security Act of 1974 (ERISA).

See reverse for voting instructions

There are three ways to vote your proxy.	COMPANY #

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 P.M. (CT) on November 7, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions provided.

VOTE BY INTERNET — http://www.eproxy.com/mdp/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 P.M. (CT) on November 7, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Meredith Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by phone or Internet, please do not mail your proxy card.

\/  Please detach here  \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

1.	To elect four Class II directors for terms expiring in 2009, as provided in the Bylaws of the Company:
	01 Herbert M. Baum 02 James R. Craigie	03 Frederick B. Henry 04 William T. Kerr	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY/VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES.

Address Change? Mark box ☐ Indicate change below:	Date ___________________________________________ 2006

Signature(s) in box
Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.